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EXHIBIT (a)(10)

To:	JNI Corporation Employees
From:	Paul Kim
Re:	Expiration of Option Exchange Program
Date:	October 4, 2002

        This is to notify you that JNI's Offer to Exchange (the "offer") expired at 12:00 midnight, Pacific Time, on Friday, September 27, 2002.

        If you elected to participate in the offer, you will receive a confirmation notice next week from JNI's payroll department regarding cancellation of your old options.

        Should you have any questions regarding the confirmation notice or your rights in connection with the grant of new options, please contact Marc Posel at (858) 523-7242.

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  EXHIBIT (a)(10)